As filed with the Securities and Exchange Commission on May 2, 2006

Registration Nos. 333-89161

333-77203

333-66229

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MeriStar Hospitality Corporation

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

75-2648842

(I.R.S. Employer Identification No.)

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue, New York, NY 10154

(212) 583-5000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Kenneth A. Caplan

Blackstone Real Estate Partners V L.P.

345 Park Avenue, New York, NY 10154

(212) 583-5000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Andrew R. Keller, Esq.

Brian Stadler, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S- 3 (Registration No. 333-89161, which contains a combined prospectus that also relates to Registration Statements Nos. 333-77203 and 333-66229, and which are collectively referred to as the “Registration Statement”) of MeriStar Hospitality Corporation, a Maryland Corporation (“MeriStar”). This Post-Effective Amendment also constitutes a Post-Effective Amendment to Registration Statements Nos. 333-77203 and
333-66229.

On May 2, 2006, pursuant to the terms of an agreement and plan of merger, dated as of February 20, 2006 (the “Merger Agreement”), by and among MeriStar, MeriStar Hospitality Operating Partnership, L.P. (“MeriStar Operating Partnership”), Alcor Holdings LLC (“Alcor Holdings”), Alcor Acquisition Inc., Alcor Acquisition LLC (“Alcor Acquisition”) and Alcor Acquisition L.P. (“Alcor LP”), MeriStar merged with and into Alcor Acquisition, a wholly owned subsidiary of Alcor Holdings (the “Merger”), with Alcor LLC being the surviving entity, and Alcor LP, whose general partner is an indirect, wholly owned subsidiary of Alcor Holdings, merged with and into MeriStar Operating Partnership, with MeriStar Operating Partnership being the surviving entity. Alcor Holdings, Alcor Acquisition Inc., Alcor Acquisition and Alcor LP are affiliates of The Blackstone Group. Pursuant to the terms of the Merger Agreement, each share of MeriStar common stock outstanding at the effective time of the Merger was automatically converted into the right to receive $10.45 in cash, without interest, less any withholding taxes.

As a result of the Merger, there is no longer any common stock of MeriStar outstanding and MeriStar will be deregistering all of its securities. Therefore, MeriStar hereby removes from registration all securities of MeriStar registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 2, 2006.

Alcor Holdings LLC
(as successor by merger to MeriStar Hospitality Corporation)

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Managing Director and Vice President